Exhibit 3.1

Bylaws Amendment

AMENDMENT TO THE BYLAWS OF

GEOSPACE TECHNOLOGIES CORPORATION

Section 3.14(a)(ii) of Article III of the Bylaws is hereby amended by adding the following language indicated with double underlining as follows:

“The Corporation may require any proposed nominee to furnish such other information (including by means of questionnaires or by other means) as it may reasonably require (i) to determine the eligibility of such proposed nominee to serve as a director of the Corporation, including with respect to qualifications established by any committee of the Board; (ii) to determine whether such nominee qualifies as an “independent director”, “non-employee director”, “outside director”, or “audit committee financial expert” (or in each case, any similar term) under applicable law, securities exchange rule or regulation, institutional shareholder advisory firm guidelines, institutional investor advisory firm guidelines, or any publicly-disclosed corporate governance guideline or committee charter of the Corporation; and (iii) that could be material to a reasonable shareholder’s understanding of the independence and qualifications, or lack thereof, of such nominee.”

Section 3.14(b) of Article III of the Bylaws is hereby amended by adding the following language indicated with double underlining and deleting the language indicated with ~~strikethrough~~ as follows:

“At any special meeting of shareholders, only such business shall be conducted as shall be provided for in the notice to shareholders of the special meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the notice to shareholders of the special meeting (1) by or at the direction of the Board of Directors or any duly authorized committee thereof or (2) provided that the Board of Directors or any duly authorized committee thereof has determined that directors shall be elected at such meeting, by any shareholder of the Corporation who is a shareholder of record at the time the notice provided for in this Section 3.14 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and upon such election, and who complies with the notice procedures set forth in this Section 3.14. The immediately preceding sentence shall be the exclusive means for a shareholder to make nominations before a special meeting of shareholders (other than matters properly brought under Rule 14a-8 under the Exchange Act and set forth in the Corporation’s notice of meeting). Subject to ~~Section 3.14(c)(iii)~~ Section 3.14(d)(iii), in the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s resolutions or notice of meeting, if the shareholder’s notice in the same form as required by ~~Section 3.14(c)(ii)~~ Section 3.14(a)(ii) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or, if the first public announcement of the date of such special meeting is less than one hundred (100) days prior to the date of such special meeting, the tenth (10th) day following the day on which public announcement of the date of ~~the special meeting and of the nominees proposed by the Board of Directors to be elected at~~ such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. ~~In addition to be timely, a shareholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice~~

~~shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting, any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof.~~”

The last sentence of Section 3.14(b) that has been deleted above has been moved to its own paragraph and has been renumbered as Section 3.14(c) with the addition of the language indicated by double underlining and the deletion of the language indicated by ~~strikethrough~~ as follows:

“(c) Further Information. ~~In addition, t~~ To be timely, a shareholder’s notice (whether made pursuant to Section 3.14(a)(ii) or Section 3.14(b)) shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting, any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof.”

The former Section 3.14(c) is hereby renumbered as Section 3.14(d).

The amendment to the Bylaws is effective as of August 8, 2019.